CIB Marine Bancshares, Inc. Promotes
Paul C. Melnick to Chief Credit Officer

Waukesha, WI, August 18, 2011 – CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH) announced today that Mr. Paul C. Melnick has been promoted to Chief Credit Officer, to succeed Mr. Charles J. Ponicki who remains the company’s President & CEO.

“We are excited to have Paul step up into this key role within our organization. This promotion recognizes his dedication and contributions to the CIB Marine organization, as well as the multiple responsibilities he has assumed during the past few years,” said Mr. Ponicki. “We look forward to his continued leadership.”

Mr. Melnick is a 30-year banking veteran who has held positions of increasing responsibility since joining CIB Marine in 1999. Starting as a Vice President of Commercial Lending and Correspondent Banking, Mr. Melnick worked his way through the lending and credit functions, ultimately assuming the title of Senior Credit Officer in 2010. Prior to joining CIB Marine, Mr. Melnick held positions in the audit, data processing, and correspondent banking areas of other Milwaukee-area banks.

A resident of Waukesha, Wisconsin, Mr. Melnick also serves as the President of the Board of Directors of the United Way of Waukesha County, an organization that he has been involved with for over a decade.

CIB Marine Bancshares, Inc. is a bank holding company based in Waukesha, Wisconsin, that operates 14 banking offices in Illinois, Indiana and Wisconsin.

Contact:
Charles J. Ponicki
President & CEO
(847) 472-4423

This statement may contain forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A. of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2010, and in other SEC filings subsequent to December 31, 2010.

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